EXHIBIT 10.16.1

AMENDMENT TO LEASE

This Amendment to Lease (“Amendment”) is made effective as of the 28th day of APRIL, 2005, by and between PARKSIDE SALT LAKE CORPORATION, a Delaware corporation (“Landlord”) and ESCHELON TELECOM, INC., a Delaware corporation (“Tenant”) with reference to the following facts and circumstances.

A.       Landlord is the Owner of that certain building located at 215 South State Street, Salt Lake City, Utah 84111 (the “Property”).

B.        Landlord’s predecessor-in-interest and Tenant’s predecessor-in-interest entered into a certain Office Lease, dated December 28, 1999, as amended by that certain Landlord’s Waiver and Consent dated August 25, 2000 (collectively, the “Lease”) for certain premises described as Suite 380 (the “Premises”) located in the Property.

C.        American Realty Advisors (“Advisor”) is the real estate investment manager to the Landlord.

D.       Landlord and Tenant desire to amend the Lease upon terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties do hereby agree to the following:

1.        Definitions. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2.        Expansion Premises. Commencing on July 15, 2005 (the “Expansion Date”), the Premises shall be expanded to include an additional 11,925 rentable square feet in Suites 280 and 110, as shown on Exhibit A, attached (the “Expansion Premises”). Following the Expansion Date, the Premises shall consist of 18,669 rentable square feet.

3.        Term. The term of the Lease is hereby extended for the period commencing on the Expansion Date and ending on July 14, 2012 (the “Extension Period”). Tenant acknowledges and agrees that, unless expressly provided for in this Amendment, Tenant has no right to renew or extend the term after the Extension Period.

4.        Rental. The Basic Annual Rent for the Extension Period shall be as follows:

Suite Number	Total Rentable Square Feet	Months	Annual Base Rent per Square Foot	Monthly Base Rent	Annual Base Rent
110	1,150	7/15/05-7/14/06	$12.50	$1,197.92	$14,375.00
		7/15/06-7/14/07	$12.88	$1,234.33	$14,812.00
		7/15/07-7/14/08	$13.27	$1,271.71	$15,260.50
		7/15/08-7/14/09	$13.67	$1,310.04	$15,720.50
		7/15/09-7/14/10	$14.08	$1,349.33	$16,192.00
		7/15/10-7/14/11	$14.50	$1,389.58	$16,675.00
		7/15/11-7/14/12	$14.94	$1,431.75	$17,181.00
280	10,775	7/15/05-7/14/06	$15.75	$14,142.19	$169,706.25
		7/15/06-7/14/07	$16.22	$14,564.21	$174,770.50
		7/15/07-7/14/08	$16.71	$15,004.19	$180,050.25
		7/15/08-7/14/09	$17.21	$15,453.15	$185,437.75
		7/15/09-7/14/10	$17.73	$15,920.06	$191,040.75
		7/15/10-7/14/11	$18.26	$16,395.96	$196,751.50
		7/15/11-7/14/12	$18.81	$16,889.81	$202,677.75
380	6,744	7/15/05-7/14/12	$19.00	$10,678.00	$128,136.00

5.        Conditional Rent. Provided that Tenant has faithfully performed all of the terms and conditions of the Lease and this Amendment, Landlord agrees to abate Tenant’s obligation to pay Basic Annual Rent on Suites 105 and 280 for July 15, 2005 through March 14, 2006 (the “Conditional Rent”). Notwithstanding the foregoing, however, during such abatement period. Tenant shall still be responsible for the payment of all Additional Rent payable under this Lease. In the event of a default at any time during the Term, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the Conditional Rent (i.e., the amount of the Conditional Rent shall not be deemed to have been abated, but shall become immediately due and payable as unpaid Rent earned, but due at the time of such default).

6.        Additional Rent. Throughout the Extension Period, Tenant’s Share for the calculation of Operating Expenses, payable as Additional Rent subject to the provisions of this Section 6, shall be 9.82%. Additionally, the Base Year throughout the Extension Period shall be the 2005 calendar year and for the purpose of calculating Tenant’s Additional Rent, Controllable Operating Costs shall not increase by more than four percent (4%) per year in the aggregate over the Term. “Controllable Operating Costs” shall mean Operating Expenses other than insurance, utilities and security.

7.        Parking. Notwithstanding anything in the Lease to the contrary, during the Extension Period Tenant shall have the right to use four (4) covered reserved parking spaces at a rate of $85.00 per space per month in locations designated by Landlord, twenty (20) covered unreserved parking spaces at a rate of $65.00 per space per month in locations designated by Landlord, fifteen (15) unreserved spaces on the surface lot adjacent to the Building at a rate of $18.00 per space per month, and one (1) reserved space in the Building contractor lot at no charge to Tenant. Notwithstanding the foregoing, Tenant’s obligation to pay rent for the parking spaces shall be abated for July 15, 2005 through July 14, 2006.

8.        Automatic Expansion. Provided no default has occurred, Tenant shall, once such space becomes available, expand into approximately 1,000 additional contiguous rentable square feet on the first (lst) floor of the Building, in a location selected by Landlord from the expansion areas shown on Exhibit A attached hereto (the “Expansion Space”). Tenant shall take the Expansion Space subject to all of the same terms and conditions of the Lease, including, but not limited to, the then current rental rate. Additionally, Landlord hereby agrees to make improvements in the Expansion Space so that the Expansion Space shall be in the same condition as the Premises upon the date Tenant expands into the Expansion Space. Tenant shall expand into the Expansion Space upon substantial completion of Landlord’s improvement work in the Expansion Space and both parties shall execute an amendment to the Lease setting forth the terms of the expansion.

Any termination of the Lease shall terminate all rights of Tenant with respect to the Expansion Space. The rights of Tenant with respect to the Expansion Space shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee.

The Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Expansion Space to Tenant, but abatement of the Basic Annual Rental attributable to the Expansion Space from the date of Tenant’s automatic expansion to the date of actual delivery of the Expansion Space, shall constitute full settlement of all claims that Tenant might have against Landlord by reason of the Expansion Space not being delivered upon the date of Tenant’s acceptance of Landlord’s offer.

If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if Tenant shall have subleased the Premises or assigned the Lease with respect to all or any portion of the Premises, then immediately upon such termination, sublease, or assignment, the right herein granted shall simultaneously terminate and become null and void. Such right is personal to Tenant and non-transferable. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL THE ASSIGNEE UNDER A COMPLETE OR PARTIAL ASSIGNMENT OF THE LEASE, OR A SUBTENANT UNDER A SUBLEASE OF THE PREMISES, HAVE ANY RIGHT TO EXERCISE THE RIGHT GRANTED HEREIN.

9.        Cancellation Option.     Provided no default has occurred and Tenant has given notice on or before December 14, 2009 (the “Notice Deadline”), Tenant shall have the option to cancel its obligations under this Lease effective as of June 14, 2010 by making a payment to Landlord upon the exercise of the cancellation option equal to the sum of (a) Landlord’s unamortized deal costs (i.e. leasehold improvements, commissions, etc.) associated with this Amendment based upon an interest rate of ten percent (10%) per annum, with such amortization commencing after (i) the date any Conditional Rent has ceased (with respect to the initial costs incurred by Landlord); and (ii) the date any such costs are incurred by Landlord (if Tenant has expanded the Premises prior to such termination) plus (b) $57,051.84 (collectively the “Termination Fee”).

10.      Renewal Option.

a.         Tenant shall have one (1) personal and non-transferable option to renew the term of the Lease for a period of five (5) years. The renewal term shall begin June 15, 2012. Tenant shall have the right to exercise the renewal option conferred herein by giving Landlord notice at least one hundred eighty (180) days, but not more than two hundred seventy (270) days, prior to the expiration of the Extension Period; provided that, at the time of exercise and as of the commencement of the renewal term (i) no default has occurred; and (ii) Tenant has not sublet any portion of the Premises or assigned all or any portion of the Lease.

b.        The renewal option shall be subject to all of the terms and conditions contained in the Lease, except that rent during each renewal term shall be Market Rent. “Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the renewal term, together with any market rate increases during the renewal term, based upon the rents generally in effect for new leases of space in the area in which the building is located of equivalent quality, size, utility and location, and taking into account the length of the renewal term and the credit standing of Tenant. In no event shall the Market Rent be less than the rent in effect for the immediately preceding term. Landlord shall lease the Premises to Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements, except Landlord shall provide a refurbishment allowance of $5.00 per rentable square foot. In the event that Tenant shall exercise an option to renew the Lease, then the Market Rent shall be agreed upon in a meeting of the parties hereto held at least ninety (90) days prior to the expiration of the Extension Period. If the parties are able to agree on an amount of rent that is mutually satisfactory, then such agreements shall be placed in writing and shall be signed by the parties hereto and shall thereupon become a part of the Lease.

c.         If the parties hereto are unable to agree upon the rent at least thirty (30) days prior to the commencement of the renewal term, then the disagreement shall be promptly submitted to arbitration as provided below.

d.        Failure of Tenant properly to exercise any option herein granted shall be construed as a waiver of all options herein granted, and the Lease shall then terminate at the expiration of the Extension Period.

e.         If the parties do not agree upon the Market Rent within the stipulated time, no later than five (5) business days following the expiration of the stipulated time, each party shall select an arbitrator having not less than ten (10) years’ actual experience in the commercial real estate brokerage business, and the arbitrators so selected shall immediately meet for the purpose of hearing and deciding the dispute and fixing the relevant rate of rent. If the two arbitrators selected cannot agree on the rental rate within ten (10) business days after appointment (the “Initial Review Period”), but the rental rates differ by less than five percent (5%), the rental rate shall be the average of the two rates. If the rental rates differ by more than five percent (5%), no later than five (5) business days following the expiration of the Initial Review Period, the two arbitrators shall select a third arbitrator with qualifications similar to their own. Within ten (10) business days following appointment, the third arbitrator shall select one of the two rental rates promulgated by the first two arbitrators as the rental rate for the renewal period. If the arbitrators cannot agree on the third arbitrator, they shall petition the presiding judge of the local state court having jurisdiction to appoint such arbitrator to act as an umpire between the arbitrators selected by Landlord and Tenant. The decision of the third arbitrator or presiding judge, as the case may be, shall be binding on both parties. Landlord and Tenant shall each be responsible to pay their respective arbitrators and will share equally the cost of the third arbitrator.

f.         Except as expressly set forth herein, Tenant shall have no option to renew the Lease.

11.                  Signage. Landlord shall pay all costs of fabrication and installation of Building standard letters with Tenant name and suite number at the main entrance to the Premises and one (1) line on the Building directory to display Tenant’s name and location in the Building. Any changes to the signage initially provided by Landlord shall be at Tenant’s expense. Additionally, Tenant may install, at Tenant’s sole cost and expense, Building signage similar to the Building signage presently installed by Fidelity Investments, provided Tenant has obtained Landlord’s prior written consent to such signage.

12.               Building Services. Landlord hereby agrees to provide Tenant, upon Tenant’s written request, with up to twenty (20) hours per month during the Extension Period of HVAC services during hours not listed in Section 9.1 of the Lease at no charge. Any additional HVAC service requested by Tenant beyond the twenty (20) hours listed herein shall be at Landlord’s standard rate for such after-hours service.

13.               Tenant Improvements. Landlord hereby agrees to construct the Tenant Improvements enumerated in Exhibit B attached hereto.

14.               No Defenses. Tenant and Landlord affirm that, as of the date of execution of this Amendment, no default or breach by Landlord or Tenant exists under the Lease and Tenant and Landlord have no defenses, offsets or counterclaims that could be asserted in an action by Landlord or Tenant to enforce Landlord’s or Tenant’s remedies under the Lease.

15.               Broker. Tenant represents to Landlord that except for Strategic Commercial Realty (the “Broker”), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys fees) arising from either (a) a claim for a fee or commission made by any broker [, other than the Broker,] claiming to have acted by or on behalf of Tenant in connection with this Amendment, or (b) a claim of, or right to lien under the statutes of the state in which the Premises are located (the “State”) relating to real estate broker liens with respect to any such broker retained by Tenant.

16.               Submission. Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

17.               Limit of Liability. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of the Lease, as hereby amended, or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the equity interest of Landlord in the Property for the satisfaction of Tenant’s remedies or judgments.

18.                 Miscellaneous.

a.         Notices. Both parties confirm their notice addresses to be us follows

If to Landlord: Parkside Salt Lake Corporation
c/o American Realty Advisors 801 North Brand Boulevard, Suite 800

Glendale, CA 91203 Attention: Stanley lezman Telecopy: 818-545-8460

If to Tenant:	Eschelon Telecom, Inc. 730 Second Avenue South, Suite 900 Minneapolis, MN 55402 Telecopy: 612.436.6702

b.        Time of Essence. Time is of the essence of this Amendment and each and every turn and provision hereof.

c.         Modification. A modification of any provision herein contained, or any other amendment to this Amendment, shall be effective only if the modification or amendment is in writing and signed by both Landlord and Tenant.

d.        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

e.         Number and Gender. As used in this Amendment, the neuter includes masculine and feminine, and the singular includes the plural.

f.         Governing Law. This Amendment shall be governed by, interpreted under and construed and enforced in accordance with the laws of Utah applicable to agreements made and to be performed wholly within Utah.

g.        Construction. Headings at the beginning of each Section and subsection are solely for the convenience of the parties and are not a part of this Amendment. Except as otherwise provided in this Amendment, all exhibits referred to herein are attached hereto and are incorporated herein by this reference. Unless otherwise indicated, all references herein to Articles, Section, subsections, paragraphs, subparagraphs or provisions are to those in this Amendment. Any reference to a paragraph or Section herein includes all subparagraphs or subsections thereof. This Amendment shall not be construed as if it had been prepared by only Landlord or Tenant, but rather as if both Landlord and Tenant had prepared the same. In the event any portion of this Amendment shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Amendment, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Amendment.

h.        Integration of Other Agreements. This Amendment, the Lease and prior amendments set forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto. Any oral representation or modifications concerning this Amendment shall be of no force or effect.

i.          Duplicate Originals; Counterparts. This Amendment may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Amendment may be executed in counterparts, but shall become effective only after a counterpart hereof has been executed by each party; all said counterparts shall, when taken together, constitute the entire single agreement between parties.

j.          Days. The term “days,” as used herein shall mean actual days occurring, including Saturdays, Sundays and holidays. The term “business days” shall mean days other than Saturdays, Sundays and holidays. If any item must be accomplished or delivered hereunder on a day that is not a business day, it shall be deemed to have been timely accomplished or delivered if accomplished or delivered on the next following business day.

k.         Further Assurances. Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

l.          Joint and Several liability. If Tenant consists of two (2) or more parties, each of such parties (and each of Tenant’s general partners) shall be liable for Tenant’s obligations under this Amendment, and all documents executed in connection herewith, and the liability of such parties shall be joint and several. Additionally, the obligations and liabilities hereunder of the general partners or other appropriate persons or entities that comprise Tenant, if any, are and shall be joint and several.

m.        No Third Party Beneficiaries. Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, and nothing in this Amendment, (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and/or Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Amendment.

n.        Full Force and Effect. The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

o.        ERISA. Tenant has been informed that a specified pension plan may have an interest in the Property. Tenant hereby represents and warrants that it is not a party in interest to such plan, within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:

PARKSIDE SALT LAKE CORPORATION, a Delaware corporation

By:	/s/ David Coor
Printed Name:	David Coor
Title:	Asst. Manager
Date:	4.28.05

TENANT:
ESCHELON TELECOM, INC., a Delaware corporation

By:	/s/ Michael A. Donahue
Printed Name:	Michael A. Donahue
Title:	VP Finance and Treasurer
Date:	4/28/05

EXHIBIT A

The Expansion Premises

CONFERENCE
12 PEOPLE
TRAINING
27 PEOPLE
OFFICE
OPEN OFFICE
49 WORK STATIONS
STORAGE

EXHIBIT B

TENANT IMPROVEMENTS

1.         Preparation of Working Drawings.

(a)       Landlord shall retain an architect/space planner (“Architect”) to prepare the construction drawings for the Tenant Improvements, along with an engineering consultant (“Engineer”) to prepare all plans and engineering working drawings related to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work for the Tenant Improvements.

(b)      Landlord shall prepare a space plan for the Tenant Improvements that includes a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein (the “Space Plan”), and shall deliver the Space Plan to Tenant for Tenant’s approval. Tenant shall notify Landlord whether it approves the Space Plan within three (3) business days after Landlord’s submission thereof. If Tenant disapproves of such Space Plans, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval. Landlord shall revise such Space Plans in accordance with Tenant’s reasonable objections and submit the revised Space Plans to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the revised Space Plans within two (2) business days after its receipt thereof. If Tenant fails to notify Landlord that it disapproves of the initial Space Plans within three (3) business days (or, in the case of revised Space Plans, within two (2) business days) after the submission thereof, then Tenant shall be deemed to have approved the Space Plans in question.

(c)       Following the date on which the Space Plans are approved (or deemed approved) by Tenant, Landlord shall cause the Architect and Engineer to prepare final working drawings of the Tenant Improvements and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). Tenant shall notify Landlord whether it approves of the submitted working drawings within three (3) business days after Landlord’s submission thereof. If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval. Landlord shall revise such working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the revised working drawings within two (2) business days after its receipt thereof. If Tenant fails to notify Landlord that it disapproves of the initial working drawings within three (3) business days (or, in the case of resubmitted working drawings, within two (2) business days) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. The approved working drawings arc hereinafter referred to as the “Approved Working Drawings.”

2.        Construction. Following approval of the Approved Working Drawings, Landlord shall construct the Tenant Improvements in substantial accordance with the Approved Working Drawings.

3.        Warranties. Landlord shall use reasonable efforts to obtain a warranty from Landlord’s contractor against defects in materials and workmanship for one (l) year following substantial completion of the Tenant Improvements. Landlord hereby assigns to Tenant all warranties and guaranties by the contractor, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.        Miscellaneous.

(a)       Provided the same will not interfere with the Landlord work, Landlord shall allow Tenant access to the Expansion Premises thirty (30) days prior to the substantial completion of the Tenant Improvements for the purpose of installing Tenant’s equipment or fixtures (including Tenant’s data and telephone equipment) in the Expansion Premises. Additionally, Landlord shall provide Tenant an allowance up to $19,224.00, upon receiving copies of paid receipts, to reimburse Tenant for moving expenses.

(b)       Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

(c)       Notwithstanding any provision to the contrary contained in this Lease, if a default by Tenant has occurred at any time prior to substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause the contractor to cease the construction of the Expansion Premises (in which case, Tenant shall be responsible for any delay in substantial completion caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time, if any, as such default may be cured.